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                                                                    Exhibit 5.1







                        [letterhead of Winston & Strawn]



                                November 20, 1998



Diamond Technology Partners Incorporated
875 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611

         Re: 3,500,000 Shares of Common Stock of Diamond Technology Partners Incorporated

Dear Ladies and Gentlemen:

         We have acted as special counsel to Diamond Technology Partners Incorporated (the "Company") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement is being filed in connection with the issuance of up to 3,500,000 shares of Class B Common Stock, par value $0.001 per share or Class A Common Stock, par value $0.001 per share (the "Shares"), of the Company upon exercise of stock options or stock appreciation rights or pursuant to stock awards to be granted from time to time under the Diamond Technology Partners Incorporated 1998 Equity Incentive Plan (the "Plan").

         This opinion letter is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

         We are familiar with the proceedings to date with respect to the Plan and the proposed issuance and sale of the Shares and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as



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certified or photostatic copies, and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and representations of officers and other representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion that:

1.       The Company is duly incorporated and validly existing in Delaware.

2. The Shares will be, as and when acquired in accordance with the terms and conditions of the Plan, legally issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware.

         The foregoing opinions are limited to the laws of the United States, the State of Illinois and the General Corporation Law of the State of Delaware. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or sale of the Shares.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not concede that we are "experts" within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

                                      Very truly yours,

                                      /s/ Winston & Strawn